Exhibit 99.3

Compass Diversified Holdings
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(Unaudited)

The following pro forma condensed combined financial statements give effect to the acquisition of 5.11 Acquisition Corp. ("5.11 Tactical") with a total purchase price of approximately $407.1 million, including $7.1 million of cash and working capital adjustments, as further described on Form 8-K that we filed on August 31, 2016.

The following pro forma condensed combined statements of operations for the year ended December 31, 2015 and for the six months ended June 30, 2016, give effect to the acquisition of 5.11 Tactical as if it had occurred on January 1, 2015. The proforma condensed combined balance sheet as of June 30, 2016 gives effect to the acquisition of 5.11 Tactical as if it were completed on June 30, 2016.

The "as reported" financial information of 5.11 Tactical is derived from the historical financial statements of 5.11 Tactical for comparable periods which are included elsewhere in this 8-K. The "as reported" financial information for Compass Diversified Holdings (the "Company") is derived from the audited financial statements of the Company as of December 31, 2015 and for the year ended December 31, 2015 as filed on Form 10-K dated February 29, 2015, and the unaudited financial statements of the Company as of June 30, 2016 and for the six months ended June 30, 2016 as filed on Form 10-Q dated August 3, 2016.

Assumptions underlying the pro forma adjustments necessary to reasonably present this unaudited pro forma condensed combined financial information are described in the accompanying notes. The pro forma adjustments described in the accompanying notes have been made based on the available information and, in the opinion of management, are reasonable. The preliminary purchase price has been allocated on a preliminary basis to assets acquired and liabilities assumed in connection with the acquisition based on the estimated fair value as of the completion of the acquisition. The unaudited pro forma condensed combined statements of income reflect the effects of applying certain preliminary purchase accounting adjustments to the historical consolidated results of operations, including items expected to have a continuing impact on the consolidated results, such as depreciation and amortization on acquired tangible and intangible assets. The unaudited pro forma condensed combined statement of income does not include certain items such as transaction costs related to the acquisition. A full and detailed valuation of 5.11 Tactical's assets and liabilities is being completed and certain information remains pending at this time. The final purchase price allocation is subject to the final determination of the fair value of assets acquired and liabilities assumed and, therefore, that allocation and the resulting effect on income from operations may differ materially from the unaudited pro forma amounts included herein.

The historical consolidated financial information has been adjusted to give effect to estimated pro forma events that are directly attributable to the acquisition, factually supportable and, with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the consolidated results of operations. The unaudited pro forma condensed combined financial information should not be considered indicative of actual results that would have been achieved had the acquisition occurred on the date indicated and do not purport to indicate results of operations for any future period.

You should read these unaudited pro forma condensed financial statements in conjunction with the accompanying notes, the financial statements of 5.11 Tactical included in this Form 8-K and the consolidated financial statements for the Company, including the notes thereto as previously filed.

Compass Diversified Holdings
Condensed Combined Pro Forma Balance Sheet at June 30, 2016
(unaudited)

(in thousands)		5.11 Tactical Acquisition
	Compass Diversified Holdings as Reported	5.11 Tactical as Reported	Pro Forma Adjustments		Pro Forma Combined Compass Diversified Holdings
Assets
Current assets:
Cash and cash equivalents	$21,160	$12,345	$(7,119)	(a)	$26,386
Accounts receivable, net	125,314	37,544	—		162,858
Inventories	81,813	118,530	44,977	(b)	245,320
Prepaid expenses and other current assets	19,274	8,154	—		27,428
Total current assets	247,561	176,573	37,858		461,992
Property, plant and equipment, net	124,474	14,601	8,113	(b)	147,188
Goodwill	488,990	50,788	23,406	(b)	563,184
Intangible assets, net	365,169	89,491	38,215	(b)	492,875
Equity method investment	210,328	—	—		210,328
Other non-current assets	13,209	12,381	—		25,590
Total assets	$1,449,731	$343,834	$107,592		$1,901,157
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$54,383	$9,049	$—		$63,432
Accrued expenses	50,622	26,951	2,063	(c)	79,636
Due to related party	6,087	—	—		6,087
Current portion, long-term debt	3,250	2,107	328	(d),(g)	5,685
Other current liabilities	10,253	5,162			15,415
Total current liabilities	124,595	43,269	2,391		170,255
Deferred income taxes	104,433	—	12,603	(b)	117,036
Long-term debt, less original issue discount	385,776	128,711	268,854	(d),(g)	783,341
Other non-current liabilities	27,897	1,237	(4,000)	(e)	25,134
Total liabilities	642,701	173,217	279,848		1,095,766

Convertible preferred stock	—	198,357	(198,357)	(e)	—
Preferred stock	—	1,121	(1,121)	(e)	—
Stockholders’ equity
Trust shares, no par value	825,321	18	(18)	(f)	825,321
Accumulated other comprehensive income	(6,452)	—	—		(6,452)
Accumulated deficit	(41,667)	(28,879)	21,672	(c),(f)	(48,874)
Total stockholders’ equity attributable to Holdings	777,202	(28,861)	21,654		769,995
Noncontrolling interest	29,828	—	5,568	(b)	35,396
Total stockholders’ equity	807,030	(28,861)	27,222		805,391
Total liabilities and stockholders’ equity	$1,449,731	$343,834	$107,592		$1,901,157

Compass Diversified Holdings
Condensed Combined Pro Forma Statement of Operations
for the year ended December 31, 2015
(unaudited)

(in thousands, except per share data)
		5.11 Tactical Acquisition
	Compass Diversified Holdings as Reported	5.11 Tactical as Reported	Pro Forma Adjustments		Pro Forma Combined Compass Diversified Holdings
Net sales	$805,384	$284,471	$—		$1,089,855
Cost of sales	551,511	161,962	(3)	(h)	713,470
Gross Profit	253,873	122,509	3		376,385

Operating expenses:
Selling, general and administrative expense	146,957	94,580	(2,423)	(i)	239,114
Management fees	26,008	—	8,000	(j)	34,008
Amortization expense	30,529	14,124	(1,203)	(k)	43,450
Impairment expense	9,165	—	—		9,165
Operating income	41,214	13,805	(4,371)		50,648

Other income (expense)
Interest expense, net	(25,924)	(9,516)	(6,359)	(l)	(41,799)
Amortization of debt issuance cost	(2,212)	—	—		(2,212)
Gain on equity method investment	4,533	—	—		4,533
Other income (expense), net	(2,315)	(1,687)	—		(4,002)
Income before income taxes	15,296	2,602	(10,730)		7,168
Provision for income taxes	14,974	1,220	—		16,194
Net income	322	1,382	(10,730)		(9,026)
Net income attributable to noncontrolling interest	3,303	—	—		3,303

Net income (loss) attributable to Holdings	$(2,981)	$1,382	$(10,730)		$(12,329)

Basic and fully diluted loss per share attributable to Holdings	$(0.43)				$(0.38)

Weighted average number of shares	54,300				54,300

Compass Diversified Holdings
Condensed Combined Pro Forma Statement of Operations
for the six months ended June 30, 2016
(unaudited)

(in thousands, except per share data)
		5.11 Tactical Acquisition
	Compass Diversified Holdings as Reported	5.11 Tactical as Reported	Pro Forma Adjustments		Pro Forma Combined Compass Diversified Holdings
Net sales	$437,435	$138,011	$—		$575,446
Cost of sales	291,953	77,121	(60)	(h)	369,014
Gross Profit	145,482	60,890	60		206,432

Operating expenses:
Selling, general and administrative expense	91,211	51,355	(1,716)	(i)	140,850
Management fees	13,134	—	4,000	(j)	17,134
Amortization expense	16,435	7,342	(376)	(k)	23,401
Operating income	18,039	2,193	(1,848)		18,384

Other income (expense)
Interest expense, net	(18,828)	(4,642)	(3,296)	(l)	(26,766)
Amortization of debt issuance cost	(1,140)	—	—		(1,140)
Gain on equity method invetsment	8,266	—	—		8,266
Other income (expense), net	2,878	(121)	—		2,757
Income (loss) before income taxes	9,215	(2,570)	(5,144)		1,501
Provision (benefit) for income taxes	4,884	(837)	—		4,047
Net income (loss)	4,331	(1,733)	(5,144)		(2,546)
Net income attributable to noncontrolling interest	1,115	—	—		1,115

Net income (loss) attributable to Holdings	$3,216	$(1,733)	$(5,144)		$(3,661)

Basic and fully diluted income per share attributable to Holdings	$0.03				$0.02

Weighted average number of shares	54,300				54,300

Compass Diversified Holdings
Notes to Pro Forma Condensed Combined Financial Statements
(Unaudited)

Pro forma information is intended to reflect the impact of the acquisition of 5.11 Tactical on the Company’s historical financial position and results of operations through adjustments that are directly attributable to the transaction, that are factually supportable and, with respect to the pro forma statements of operations that are expected to have a continuing impact. This information in Note 1 provides a description of each of the pro forma adjustments from each line item in the pro forma condensed combined financial statements together with information explaining how the adjustments were derived or calculated. The information in Note 2 provides a description of the adjustments to fair value and how the adjustments were determined. All amounts are in thousands of dollars ($000's).

Note 1. Pro Forma Adjustments

Balance Sheet

The following adjustments correspond to those included in the unaudited condensed combined pro forma balance sheet as of June 30, 2016:

(a)    Represents cash on hand used by the Company to fund a portion of the purchase price of 5.11 Tactical.

(b)    The following reflects the adjustments necessary to reflect: (i) the allocation of the purchase price to inventory, property, plant and equipment, intangible assets, goodwill and the related deferred tax liability resulting from the step up in basis; (ii) the assignment of noncontrolling shareholder interest derived from the equity value contributed by noncontrolling shareholders. The adjustment to inventory represents the estimated adjustment to step up 5.11 Tactical's finished goods to fair value. The fair value was determined based on the estimated selling price less the selling costs and a normal profit margin on those selling efforts. After the acquisition, the step-up in inventory value will increase cost of sales over approximately nine months as the inventory is sold. This increase is not reflected in the pro forma condensed combined statement of operations because it does not have a continuing impact.

June 30, 2016
Inventory	$44,977
Property, plant and equipment	8,113
Intangible assets	38,215
Goodwill	23,406
Deferred tax liability	12,603
Noncontrolling interest	(5,568)
$76,769

(c)     Represents the acquisition costs incurred in connection with the acquisition. The acquisition costs have been accrued on the balance sheet at June 30, 2016 in Accrued Expenses and also included in the Accumulated Deficit. These acquisition expenses have not been reflected on either statement of operations included in the Current Report on Form 8-K.

(d)    Represents the elimination of historical 5.11 Tactical indebtedness, net of debt issuance costs, that was paid off using the acquisition proceeds, and the elimination of the related historical deferred debt issuance costs.

June 30, 2016
Current portion of long-term debt	$(2,107)
Long-term debt, less current portion	(128,711)
$(130,818)

(e)      Represents the redemption of 5.11 Tactical historical convertible preferred stock, preferred stock and the elimination of the embedded derivative liability.

June 30, 2016
Derivative liability	$(4,000)
Convertible preferred stock	(198,357)
Preferred stock	(1,121)
$(203,478)

(f)     Represents the elimination of 5.11 Tactical historical stockholders' deficit. The elimination of historical additional-paid-in-capital and common stock held in treasury has been combined with accumulated deficit in the accompanying condensed combined pro forma balance sheet as of June 30, 2016 to conform with the presentation of the Company's stockholders' equity.

June 30, 2016
Common stock	$(18)
Additional-paid-in-capital	(5,217)
Accumulated deficit	27,939
Common stock held in treasury	6,157
Total Stockholders' deficit	$28,861

(g)    In addition to the historical 5.11 Tactical long-term debt redeemed as noted in (b) above, this adjustment reflects the incremental term loan increase and additional revolving credit facility borrowings by CODI under the 2014 Credit Agreement, as amended, to fund the 5.11 Tactical acquisition, and change in current portion of long-term debt from $3.25 million to $5.685 million.

June 30, 2016
Revolving credit facility	$150,000
Term Loan	250,000
$400,000
Less: current portion of long-term debt	(5,685)
$394,315

Statement of Operations

The following adjustments correspond to those included in the unaudited condensed combined pro forma statements of operations for all periods presented:

(h)     To record the adjustment to depreciation expense included in costs of sales for the revised property, plant and equipment amount associated with the preliminary allocation of the purchase price.

	For the year ended December 31, 2015	For the six months ended June 30, 2016
Historical depreciation expense	$(164)	$(141)
Revised depreciation expense	161	81
	$(3)	$(60)

(i)     To record the adjustment to depreciation expense included in selling, general and administrative expense for the revised property, plant and equipment amount associated with the preliminary allocation of the purchase price.

	For the year ended December 31, 2015	For the six months ended June 30, 2016
Historical depreciation expense	$(4,734)	$(2,872)
Revised depreciation expense	2,311	1,156
	$(2,423)	$(1,716)

(j) To record the annual management fee payable to Compass Group Management (our Manager) calculated as 2% of the aggregate purchase price of 5.11 Tactical.

	For the year ended December 31, 2015	For the six months ended June 30, 2016
Historical management fee	$—	$—
Revised management fee	8,000	4,000
	$8,000	$4,000

(k) To record the adjustment to amortization expense for the revised intangible assets associated with the preliminary allocation of the purchase price. See Note 2 for the detail on intangible assets acquired.

	For the year ended December 31, 2015	For the six months ended June 30, 2016
Historical amortization expense	$(9,390)	$(4,470)
Revised amortization expense	8,187	4,094
	$(1,203)	$(376)

(l) To record the reversal of historical 5.11 Tactical interest expense and record the interest expense associated with the $150 million of revolver borrowings and $250 million of incremental term loan increase used to fund the acquisition, offset by lower commitment fees (unused fees) on the revolving credit facility. The annual interest rate assumed was 3.5% for the revolving credit facility and 4.25% for the incremental term loan increase.

	For the year ended December 31, 2015	For the six months ended June 30, 2016
Historical interest expense	$9,516	$4,642
Revised interest expense	(15,875)	(7,938)
	$(6,359)	$(3,296)

Note 2. Purchase Price Allocation and Valuation Assumptions

The following table summarizes the preliminary purchase price for the 5.11 Tactical acquisition (in thousands):

Acquisition Consideration
Aggregate purchase price	$400,000
Working capital adjustment	(910)
Cash acquired	8,029
Total estimated purchase price	$407,119

The purchase price is preliminary and is subject to adjustment based upon the difference between the estimated net working capital to be transferred and the actual amount of working capital transferred on the date of closing. The initial purchase price has been allocated to the acquired assets and assumed liabilities based on estimated fair values. The purchase price allocation is preliminary pending a final determination of the fair values of the assets and liabilities. The table below provides the provisional recording of assets acquired and liabilities assumed as of the acquisition date. The amounts recorded for property, plant and equipment, intangible assets and goodwill are preliminary pending finalization of valuation efforts.

Amounts recognized as of Acquisition Date
(in thousands)

Assets:
Cash	$12,581
Accounts receivable, net	38,323
Inventory	163,507
Property, plant and equipment	22,723
Intangible assets	127,706
Goodwill	76,186
Other current and noncurrent assets	5,316
Total assets	$446,342

Liabilities and noncontrolling interest:
Current liabilities	38,229
Other liabilities	180,231
Deferred tax liability	—
Noncontrolling interests	$5,568
224,028

Net assets acquired	222,314
Intercompany loans and assumed debt	$179,237
Noncontrolling interest	5,568
$407,119

Transaction costs incurred	$2,063

The preliminary allocation presented above is based upon management's estimate of the fair values using valuation techniques including income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates and estimated discount rates. Current and noncurrent assets and current and other liabilities are estimated at their historical carrying values. Property, plant and equipment is valued through a preliminary purchase price appraisal and will be depreciated on a straight-line basis over the respective remaining useful lives. Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies. The Company does not expect the goodwill balance to be deductible for tax purposes.

The identified intangible assets are definite lived intangibles and will be amortized over the estimated useful life assigned to the underlying intangible asset. The intangible assets preliminarily recorded in connection with the 5.11 Tactical acquisition are as follows (in thousands):

Intangible assets	Amount	Estimated Useful Life

Customer relationships	$74,343	10 - 15 years
Tradename	48,665	20 years
Design patents technology	4,698	10 years
	$127,706

The customer relationships intangible asset was valued at $74.3 million using an excess earnings methodology, in which an asset is valuable to the extent it enables its owners to earn a return in excess of the required returns on and of the other assets utilized in the business. Customer relationships intangible asset was derived using a risk-adjusted discount rate of 11.4%. The tradename intangible asset and the design patent technology asset were valued using a royalty savings methodology, in which an asset is valuable to the extent that the ownership of the asset relieves the company from the obligation of paying royalties for the benefits generated by the asset.